Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-112843

 Prospectus Supplement No. 14


                                [GRAPHIC OMITTED]



                9 3/8% Senior Subordinated Secured Notes due 2009
                                       and
                             Shares of Common Stock

         This prospectus supplement supplements the prospectus dated February 20, 2004 of AirGate PCS, Inc., as supplemented by prospectus supplement Nos. 1 through 13 dated March 5, March 8, March 10, March 12, March 24, March 30, April 1, April 14, April 19, April 20, April 27, May 5 and May 7, 2004, respectively, relating to the sale by certain holders of our 9 3/8% Senior Subordinated Secured Notes due 2009 and shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         The following line items in the table of Selling Holders contained in the prospectus are hereby amended as follows:



                                                   Principal Amount
                                                       of Notes
                                                     Beneficially          Number of Shares
                                                    Owned that may         of Common Stock          % of Outstanding
Name                                                  be sold ($)          that may be sold           Common Stock
----                                               ----------------        ----------------         ----------------

AIG Global Investment Corp.
      VALIC Company II High Yield Bond Fund             216,600                  19,274                    *
      VALIC Company II Strategic Bond Fund              163,300                  8,811                     *
      SunAmerica Series Trust - High Yield
      Bond Portfolio                                   1,383,300                112,891                    *
      SunAmerica Income Funds - SunAmerica
      Strategic Income Fund                             198,300                  15,419                    *
      SunAmerica Income Funds - SunAmericas
      High Yield Bond Fund                             1,258,300                104,631                    *
River Run Management, LLC
      River Run Fund Ltd.                                  0                    354,436                   3.01
      Cold Springs LP                                      0                    194,422                   1.65
      River Run Partners LP                                0                     81,771                    *
Lonestar Capital Management
      Lonestar Partners, L.P.                           599,900                    0                       *


         VALIC Company II High Yield Bond Fund, VALIC Company II Strategic Bond Fund, SunAmerica Series Trust - High Yield Bond Portfolio, SunAmerica Income Funds - SunAmerica Strategic Income Fund and SunAmerica Income Funds - SunAmericas High Yield Bond Fund sold an aggregate of $3,100,000 in principal amount of notes in a transaction exempt from registration under the Securities Act to Banc of America Securities LLC, which has resold all $3,100,000 in principal amount of such notes under the prospectus. River Run Fund Ltd., Cold

 Springs LP and River Run Partners LP sold an aggregate of $3,965,100 in principal amount of notes in a transaction exempt from registration under the Securities Act to Banc of America Securities LLC, which has resold $1,965,100 in principal amount of such notes in a transaction exempt from registration under the Securities Act and has resold $2,000,000 of such notes under the prospectus. Banc of America Securities LLC has also resold under the prospectus $100 in principal amount of notes that it had previously purchased in a transaction exempt from registration under the Securities Act.

         Our common stock is quoted on The Nasdaq National Market under the symbol "PCSA." On May 18, 2004, the reported last sale price per share of our common stock on The Nasdaq National Market was $16.03.

         Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 4 of the prospectus.
                                ________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                                ________________


             The date of this Prospectus Supplement is May 19, 2004

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